Exhibit 99.1

NEWS RELEASE

RAMBUS PRICES $300 MILLION OFFERING

OF ZERO COUPON CONVERTIBLE SENIOR NOTES

LOS ALTOS, Calif.—January 27, 2005—Rambus Inc. (NASDAQ: RMBS) announced today the pricing of its offering of $300 million aggregate principal amount of Zero Coupon Convertible Senior Notes due 2010 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Act”) and to persons in offshore transactions in reliance on Regulation S under the Act. The sale of the notes to the initial purchasers is expected to close on February 1, 2005.

The notes will be convertible into cash or a combination of cash and shares of the company’s common stock. The initial conversion price of the notes is approximately $26.84 per share. The notes are subject to repurchase in the event of a fundamental change involving the company at a price of 100% of the principal amount.

The company has also granted the initial purchasers a 30-day option to purchase up to an additional $60 million aggregate principal amount of the notes.

The company intends to use a portion of the net proceeds of the offering to repurchase up to $75 million of its common stock. The company plans to use the balance of the net proceeds for working capital and general corporate purposes, which may include the funding of developing and protecting its intellectual property, and the acquisition of businesses, products, product rights or technologies.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities have not been registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

Press Contact:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com